SERVICE AGREEMENT

between

Société LE MANS RE

and

CREDIT LYONNAIS

Agreement relative to sureties, LGs and international stand-by L/Cs

AGREEMENT RELATIVE to SURETIES, LETTERS of
GUARANTEES and INTERNATIONAL STAND-BY L/Cs

Between

LE MANS Re
A corporation with capital of € 204,642,240
whose Registered Office is situate in LE MANS (72000) (FRANCE) Immeuble Novaxis, 33 A
49 bd Alexandre Oyor
registered with the Registrar of Business Companies in Le Mans under n° 412341943 herein represented by Mr Jacques LEMAIRE
in his capacity as Manager – Administration and Finance, fully empowered to enter into the undertakings provided for herein,
Hereinafter called the “Company ” of the first part,

and

CREDIT LYONNAIS, a corporation with capital of € 1,808,394,053 whose Registered Office is in LYON (69002) France at 18 rue de la République and with its Head Office in PARIS (75002) France at 19 Boulevard des Italiens,
registered with the Registrar of Business Companies in Lyon under n° 954 509 741 herein represented by Mr Bruno WALLAERT
in his capacity as Manager of the Banks and Institutionals branch,

hereinafter called the “Bank” of the second part,

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PURPOSE

LE MANS Re and CREDIT LYONNAIS, wishing to maximize the quality of their relations in the area of sureties and international guarantees, want to enter into several reciprocal obligations.

These obligations shall relate particularly to the terms and conditions of performance of operations relative to sureties, L/Gs and international stand-by L/Cs.

The following Bank units are concerned by this Agreement:

                [ ] the Banks and Institutionals Branch which shall attend to the commercial relation with the Company and which shall interface between the Company and the Commercial Support Unit (UAC).

                [ ] the Commercial Support Unit (U.A.C.) Contracts section in charge of the administration of sureties, L/Gs and international stand-by L/Cs and of the issuance of letters of respectability (France/foreign countries) which shall interface between the Company and the International Guarantees Dept.

                [ ] the International Guarantees Dept in charge of the technical aspects and of the actual issuance and delivery of sureties, L/Gs and international stand-by L/Cs.

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CONTENTS

Premises – Definitions	3

1 – Issuance and delivery of guarantees	3

2 – Call and enforcement of guarantees	4

3 – Client’s repayment undertaking	5

4 – Discharge of liability	5

4-1 – General principles	6

4-2 – Documents	6

4-3 – Partial or total release of liability	6

5 – Charges and fees	7

6 – Guarantors’ information	7

7 – Representations and Warranties by Company	7

8 – Term of the Agreement	8

9 – Governing law – Competent jurisdiction	9

Appendix 1: request from the Company to issue guarantees	10
Appendix 2: schedule of fees and charges	11

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PREMISES – DEFINITIONS

In this document, we consider at all times that requests for the issuance and delivery of guarantees are within authorized limits. The lines must have been authorized before the process of arranging the guarantee begins. This Agreement shall continue to govern guarantees issued before the expiry of authorized lines.

The parties agree that, as used herein, “undertaking” means any and all personal sureties which can be the object of obligations undertaken by the Bank at the Company’s request, such as sureties and independent guarantees however called: on demand letters of guarantee, independent guarantees, stand-by L/C, etc ... The contents of the document more than the name shall determine the exact legal characters of the undertaking, depending either on its accessory character in the case of sureties or its independent character relative to the principle contract for independent guarantees.

1 – Issuance and delivery of undertakings

The Company agrees to send by telefax to both the International Guarantees Dept and the UAC the form in Appendix 1 (or 1a) specifying the particular characteristics of the undertaking to be issued and delivered and making express reference hereto together with all documents necessary to meet the request. This telefax shall represent a formal request to issue the undertaking. There shall be no confirmation via an original issuance letter.

In the event the wording is imposed by either the beneficiary or the Company, such request shall be sent together with the wording of the document to be issued, as well as all documents and explanations necessary to examine the document to be issued.

This form shall be signed by the duly empowered officer or officers of the Company (the powers shall have been previously sent by the Company to the Bank) and shall be binding upon the Company.

The Bank agrees to examine the Company’s request with all due care and within the shortest time frame, i.e. within 48 hours of receipt providing all the information necessary for the issuance of the required document is in its possession.

The Bank shall nevertheless be under no obligation to issue and deliver every requested undertaking. It shall however notify the Client within the same time period if it is not agreeable to issue and deliver the undertaking.

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2 – Call and enforcement of Undertakings

                [ ] the Company agrees to indemnify the Bank and hold it harmless for and against all the risks and damages which could result from the claims of the beneficiary of a surety, of a letter of guarantee or a stand-by L/C (or the correspondent bank) against the Bank.

                [ ] for those undertakings which, according to their provisions, have the legal character of independent obligations, totally irrespective of how they are called (letters of guarantee, stand-by L/Cs, etc…) in accordance with their terms and international banking practice, the Bank may be led to make good on undertaken obligations without delay at the request of either the beneficiary or its foreign correspondent, while the latter does not have to justify any claim against the Company and the Bank cannot urge any objections that the Company could raise against the beneficiary.

As a consequence thereof:

- if the Bank is called to pay it shall under no circumstances, as regards those undertakings which have the legal character of independent obligations as above specified, have to take into account any objections that the Company could raise to oppose the enforcement of these obligations and it shall not have to obtain the Company’s agreement to comply. The Bank shall not either have to take into account any exception that the Company can ask it to urge under the principal contract.

3 – Client’s repayment undertaking

Upon the Bank's notice to the Company that a partial or total payment is called by the beneficiary of the undertaking, the Company shall repay the claimed amount to the Bank forthwith without having the possibility, as regards those undertakings which have the legal character of independent obligations as referred to above, to challenge the merits of the payment or urge any exceptions based on the principal contract.

The same rule shall apply to the Company, for sureties governed by article 2001 and following of the French Code of Civil law when the Company has not notified the Bank of its reasons to challenge the payment to the beneficiary within eight days from the date of the enforcement notice sent by the Bank.

The Company expressly and irrevocably gives the Bank – this being a joint interest mandate – full instructions to charge its current account opened in the Bank’s books or any account it would decide to open in its books with the amounts the latter would have

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disbursed under obligations of any kind and nature undertaken under issuance and delivery requests hereunder

The Company also authorizes the Bank to debit its account:

- with commissions and fees due to the Bank as agreed in article 5 hereof,

- if appropriate, as and when they are claimed to the Bank by its correspondent in accordance with its general terms and conditions, costs, duties, taxes and levies whatsoever and commissions and fees, if any, borne or charged by the latter.

- either from the date of issuance and delivery of the undertaking until the date on which the letter of guarantee is returned or on which the beneficiary or the correspondent shall have expressly released the Bank’s liability.
- or from the date of issue of the undertaking until its expiry date.

To enable the Bank to make the authorized debits as abovementioned and to charge the charges and fees as agreed in article 5 in respect of which the Company gives its debit authorization herein, the Company agrees to leave sufficient funds in its account.

4 – Release of Liability

4-1 General principles

The release of liability shall result from the provisions of the document itself and/or from the specific terms set by the correspondent or from the laws and regulations of the country of the beneficiary

The termination of the undertaking, meant as the specification in the document that the guarantee cannot be called after a certain date or a certain event even in connection with debts that arose prior to such date or event can be put forward by the Bank when there is no doubt whatsoever and subject to any provision to the contrary of applicable laws and regulations. Subject to the same reservations, the Company can put forward facts triggering the termination of the undertaking in accordance with its terms. The Bank shall consider that it is finally released from liability vis a vis the beneficiary only when the triggering facts are undisputably established by the Company allowing for the rules of any nature relative to the issuance of the relevant documentary evidence. The Bank shall under no circumstances be bound to assume the existence of such facts and events based on other facts or prima facie evidence nor to cause any construction or appreciation to prevail over any other

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Liability is automatically released following events and/or on the faith of documents only when this has been expressly specified in the original undertaking. Otherwise the International Guarntees Dept has to obtain the beneficiary’s approval.

The practical terms of articles 4.2 and 4.3 below shall apply subject to the foregoing.

4-2 Documents

The Company agrees to provide the required documents as specified in the text of the guarantee for total or partial releases of liability when the latter are expressly authorized in the text of the undertaking.

As long as any of these documents has not been received by the Bank, the Bank shall continue to be bound by its obligations and fees continue to accrue.

4-3 Partial or total release of liability

The Bank hereby agrees to process partial or total releases of liability within a maximum of five days from their date of receipt by the International Guarantees Department.

In the event an expiry date is specified and if the original instrument is not returned or if the Guarantor’s liability is not released by the beneficiary, the Guarantor’s liability shall be fully and automatically released thirty working days from the expiry date, save as otherwise provided by the laws or regulations applicable to it.

If the Guarantor’s liability is automatically released or if tendered documents are in conformity with the wording of the undertaking, the Bank agrees to issue an execution notice specifying the reduction or the total release within one week of the Computer data capture.

If the documents are not in conformity, the Bank agrees to notify the Company over the telephone, with a written confirmation, if appropriate, of any observed discrepancies.

If the Bank has to obtain the Beneficiary’s approval, the Bank agrees to send to the client copies of the requests and tracers sent to local banks.

5 – Charges and fees

The charges and fees payable to the Bank are specified in Appendix 2. The fees are determined effective from the date of issue of the undertaking. They are paid quarterly upfront for any other quarter or part thereof.

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The fees and charges, if any, of the correspondent bank that has issued the undertaking shall be charged in addition.

6 – Guarantor’s Information

The Bank agrees to send to the Company in January each year, the statutory statement showing all obligations undertaken for its account and outstanding as of 31st December the previous year

The outstanding balance under SBLCs amounts to USD 31,595,000 as of 16th April 2003 for an authorized amount of USD 50,000,000 valid until December 2003.

7 – Representations by the Company

The Company shall make its own affair of the consequences, if any, of payments made by the Bank hereunder

The Company hereby indemnifies and holds the Bank harmless for an against any and all risks which may arise from the issuance and delivery of requested undertakings.

8 – Term of the Agreement

This Agreement is entered into for an unspecified period of time. It can be terminated at any time by either party subject to sending to the other a three month prior notice of termination.

On the date of termination, all outstanding guarantees shall remain valid and the Company shall remain bound unto the Bank for all these obligations under issued undertakings.

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9 – Governing law – Competent jurisdiction

This agreement shall be governed by, and construed according to, French law. The parties hereby submit to the exclusive competence of the Courts within the jurisdiction of the Paris Court of Appeal.

Signed in [ Paris ]. This [ 25 ] day of [ April ] 2003
In three original counterparts

LE MANS RE	CREDIT LYONNAIS

/s/ JOSIANE BOURDIN
Josiane BOURDIN
Responsable
Crédits Documentaires
Garanties Internationales

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